                                                               EXHIBIT 99(a)(7)

This  announcement is neither an  offer to purchase  nor a solicitation of  an offer to  sell Shares (as  defined below). The  Offer (as defined  below) is made solely  by the  Offer to  Purchase, dated November  3, 1997,  and the related Letter  of  Transmittal, and  is being  made  to all  holders of
    Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making  of the Offer or  the acceptance thereof would  not be in compliance with  the securities,  blue sky  or other laws  of such
       jurisdiction.  Purchaser   (as  defined   below)  may,   in  its
        discretion, however, take such action as it may  deem necessary to make the Offer  in any jurisdiction and extend the Offer to holders of Shares in  such jurisdiction. In any jurisdiction where the securities,  blue sky or  other laws require the
           Offer to  be made  by a  licensed broker  or dealer,  the
            Offer shall be deemed to be made on behalf of Purchaser
            by one or  more registered brokers or dealers licensed
                     under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                          CAMBRIDGE SOUNDWORKS, INC.

                                      AT

                             $10.68 NET PER SHARE

                                      BY

                          CSW ACQUISITION CORPORATION

                         A WHOLLY-OWNED SUBSIDIARY OF

                           CREATIVE TECHNOLOGY LTD.

  CSW Acquisition Corporation, a Massachusetts corporation ("Purchaser") and a wholly-owned subsidiary of Creative Technology Ltd., a Singapore corporation ("Parent"), is offering to purchase all outstanding shares of common stock, no par value (the "Shares"), of Cambridge SoundWorks, Inc., a Massachusetts corporation (the "Company"), at a price of $10.68 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 1997 (the "Offer to Purchase") and the related Letter of Transmittal (collectively, the "Offer"). The purpose of the Offer is to enable Parent to acquire all of the equity interest in the Company that it does not currently own. As of November 3, 1997, Parent beneficially owns 1,169,608 Shares representing approximately 28.8% of the outstanding Shares. Following consummation of the Offer, Purchaser intends to effect the Merger described below.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
           TIME, ON DECEMBER 2, 1997, UNLESS THE OFFER IS EXTENDED.



  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST THAT NUMBER OF SHARES THAT, WHEN ADDED TO THE SHARES OWNED BY PARENT AS OF THE EXPIRATION OF THE OFFER, SHALL CONSTITUTE TWO-THIRDS OF THE SHARES THEN OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM SHARE CONDITION") AND (II) THE EARLY TERMINATION OR EXPIRATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 30, 1997 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the Business Corporation Law of the Commonwealth of Massachusetts (the "MBCL"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly- owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Parent or any subsidiary of Parent or the Company, and other than Shares held by stockholders who shall have properly demanded and perfected appraisal rights in accordance with the MBCL) will be cancelled and converted automatically into the right to receive the price per Share paid pursuant to the Offer, in cash, without interest.

  THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE OF ALL DIRECTORS PRESENT AND VOTING (WITH THE DIRECTOR WHO IS A DESIGNEE OF PARENT NOT PRESENT OR PARTICIPATING IN ANY SUCH MEETING OR DISCUSSION), HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN PARENT AND PURCHASER), AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to State Street Bank and Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payment to such validly tendering stockholders. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares tendered pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required pursuant to the Letter of Transmittal.

  Subject to the applicable rules and regulations of the Securities and Exchange Commission, Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, upon the existence of any of the conditions of the Offer set forth in the Offer to Purchase, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition (except, without the consent of the Company, for the Minimum Share Condition), by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary and by making a public announcement thereof. In the case of an extension, such public announcement will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration of the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Purchaser may (x) from time to time extend (and re-extend) the Offer, if at the scheduled expiration date of the Offer any of the conditions of the Offer have not been satisfied or waived, until such time as such conditions have been satisfied or waived, (y) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, or (z) extend (and re-extend) the Offer for any reason on one or more occasions for an aggregate period of not more than 20 business

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

days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) above if on such expiration date at least that number of Shares necessary to permit the Merger to be effected without a meeting of the Company's stockholders in accordance with the MBCL have not been tendered.

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on December 2, 1997 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 2, 1997. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn if Share certificates have been tendered, and the name of the registered holder of such Shares to be withdrawn as set forth on such Share certificates if different from the name of the person who tendered such Shares. If certificates representing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer (as set forth in the Offer to Purchase), any notice of withdrawal must specify the name and number of the account at a Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for such withdrawal. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and Depositary, as set forth in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Additional copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and will be furnished promptly at Purchaser's expense.

                    The Information Agent for the Offer is:

                  [LOGO OF GEORGESON & COMPANY APPEARS HERE]

                               Wall Street Plaza
                           New York, New York 10005
                 Banks and Brokers Call Collect:(212)440-9800
                    All Others Call Toll Free:(800)223-2064

November 3, 1997

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